Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXETER FINANCE CORPORATION

The present name of the corporation is Exeter Finance Corporation (the “Corporation”). The Corporation was incorporated under the name “Exeter Finance Corporation” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on July 20, 2018. This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Exeter Finance Corporation.

ARTICLE II

Section 2.1. Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is                 shares, consisting of (i)                shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii)                  shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii)                shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without stockholder approval, the number of shares constituting such series, the designation of such series, the powers (including voting powers) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(1) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder, and each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder, in each case, on all matters on which stockholders generally are entitled to vote.

(2) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(3) In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(4) Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(B) Dividends and Distributions.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends and other distributions may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(2) Expect as provided in Section 4.3(E), dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Retirement of Class B Common Stock. In the event that (i) any common B unit of Exeter Finance LLC (“Common B LLC Unit”) is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock otherwise shall cease to be held by a holder of a corresponding Common B LLC Unit, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share of Class B Common Stock (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(E) Reclassification. Except as set forth in Section 4.3(D) hereof, neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the common units of Exeter Finance LLC are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(F) Exchange of Common B LLC Units.

(1) The holders of Common B LLC Units, other than the Corporation, shall, to the extent provided in the Amended and Restated Limited Liability Company Agreement of Exeter Finance LLC (the “LLC Agreement”) and in accordance with the terms and conditions thereof, have the right to exchange Common B LLC Units, together with shares of Class B Common Stock, for fully paid and nonassessable shares of Class A Common Stock at the exchange ratios set and pursuant to the terms and conditions set forth in the LLC Agreement.

(2) In accordance with the LLC Agreement, any holder, other than the Corporation, who surrenders any or all of its Common B LLC Units (other than Unvested Units (as defined in the LLC Agreement)) for exchange must concurrently surrender a corresponding number of shares of Class B Common Stock held by it (including any fractions thereof) to the Corporation. Any shares of Class B Common Stock (or fractions thereof) transferred to the Corporation shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(3) The Corporation shall, at all times when any Common B LLC Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding Common B LLC Units in accordance with the terms of the LLC Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the exchange of all outstanding Common B LLC Units (other than Common B LLC Units held by the Corporation), the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to issue a corresponding number shares of Class B Common Stock for each issuance of a Common B LLC Unit (other than any Common B LLC Units issued to the Corporation), the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class B Common Stock to such number as shall be sufficient for such purpose.

(G) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.4. Voting Restriction.

(A) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, no single stockholder or a group of stockholders, as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule or statutory provision (“Rule 13d-3”), in each case other than Blackstone (as defined below) and its affiliates (as determined pursuant to Rule 13d-3), which beneficially owns in the aggregate more than 9.99% of the total voting power of the then-outstanding shares of capital stock of the Corporation as of any record date for the determination of stockholders entitled to vote on any matter (the “Limit”), shall be permitted to vote more than 9.99% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote on any matter presented to the stockholders for their vote or approval, unless the Corporation’s counsel has confirmed that all required notices or consents for voting of such shares have been provided or obtained as required by any federal, state or local consumer or other law, regulation or regulatory authority applicable to or having jurisdiction over the Corporation or any of its subsidiaries.

(B) The Board shall have the power to construe and apply the provisions of this Section 4.4 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any entity (collectively, “person”), (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts or (v) any other matter relating to the applicability or effect of this Section 4.4.

(C) The Board shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares of the Corporation beneficially owned by such person who is reasonably believed to own shares of the Corporation in excess of the Limit, and (ii) any other factual matter relating to the applicability of effect of this Section 4.4 as may reasonably be requested of such person.

(D) Any constructions, applications, or determinations made by the Board pursuant to this Section 4.4 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

ARTICLE V

Section 5.1. Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, at any time when Blackstone (as hereinafter defined) beneficially owns, in the aggregate, less than 30% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.2. Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when Blackstone beneficially owns, in the aggregate, less than 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1. Board of Directors.

(A) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the applicable requirements of the Stockholders’ Agreement, expected to be dated on or about                 , 2019, by and among the Corporation, Navigation Capital Partners II L.P. and certain Affiliates (as defined below) of The Blackstone Group L.P. (together with its Affiliates, subsidiaries, successors and assigns (including, without limitation, Blackstone Group Management L.L.C., and any Blackstone Entity as defined in the Stockholders’ Agreement, but excluding the Corporation and its subsidiaries), collectively, “Blackstone”) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board with a maximum of fifteen (15) directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the applicable requirements of the Stockholders’ Agreement, the Board is authorized to assign members of the Board at the time of the adoption of this Amended and Restated Certificate of Incorporation to their respective class.

(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders’ Agreement, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders’ Agreement, at any time when Blackstone beneficially owns, in the aggregate, less than 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case maybe) (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(D) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

(E) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(F) For purposes of this Article VI, “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE VII

Section 7.1. Limitation on Liability of Directors.

(A) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

(B) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

Section 8.1. Consent of Stockholders in Lieu of Meeting. At any time when Blackstone beneficially owns, in the aggregate, at least 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed (i) by or on behalf of Blackstone and (ii) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. At any time when Blackstone beneficially owns, in the aggregate, less than 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 8.2. Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, at least 30% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of Blackstone.

Section 8.3. Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE IX

Section 9.1. Competition and Corporate Opportunities.

(A) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Blackstone and its Affiliates and Affiliated Entities (each as defined below) may serve as directors, officers or agents of the Corporation, (ii) Blackstone and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Blackstone, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) None of (i) Blackstone or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(C) Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of Blackstone, any Person that, directly or indirectly, is controlled by Blackstone, controls Blackstone or is under common control with Blackstone, and shall include any principal, member, director, partner, manager, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Section 10.1. DGCL Section 203 and Business Combinations.

(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

2. upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

(C) For purposes of this Article X, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Blackstone or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

4. “Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.1(B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (B) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) Blackstone, any Blackstone Direct Transferee, any Blackstone Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 11.2. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director of officer of the Corporation governed by the internal affairs doctrine, provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.2.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by                , its                , this                day of                , 2019.

EXETER FINANCE CORPORATION

By:
Name:
Title: